Exhibit 99.1

Company Contact:

Michael W. Katz

President and

Chief Executive Officer

Perfumania Holdings, Inc.

631-866-4156

PERFUMANIA HOLDINGS, INC. REPORTS PERFUMANIA RETAIL SALES FOR

JANUARY 2011

Bellport, NY February 3, 2011 - Perfumania Holdings, Inc. (NASDAQ: PERF) announced today that Perfumania, one of its wholly-owned subsidiaries which operates specialty retail fragrance stores throughout the United States and Puerto Rico, reported total net sales of $13.3 million for the four week fiscal month of January 2011 which ended January 29, 2011 versus $13.5 million for the four week fiscal month of January 2010 which ended January 30, 2010. For the fourth quarter of fiscal 2010, total net sales were $96.4 million versus $104.9 million last year. For fiscal 2010, total net sales were $261.2 million compared with $265.6 million last year. For the month of January 2011, comparable store sales increased by 1.3%. For the fourth quarter ending January 2011, comparable store sales decreased by 7.1%. Comparable store sales for fiscal 2010 decreased by 1.2%. Comparable store sales measure sales from stores that have been open for one year or more. We exclude stores that are closed for renovation from comparable store sales from the month during which renovation commences until the first full month after reopening.

PERFUMANIA JANUARY, FOURTH QUARTER AND FISCAL YEAR 2010 RETAIL

SALES (in $000’s):

	FY 2010		FY 2009		FY 2008
		Increase (Decrease)		Increase (Decrease)		Increase (Decrease)

Number of Stores, January	360	(2.7%)	370	4.3%	355

January Total Retail Sales	$13,306	(1.1%)	$13,451	18.2%	$11,388

Fourth Quarter Total Retail Sales	$96,436	(8.1%)	$104,919	6.4%	$98,665

Fiscal Year 2010 Total Retail Sales	$261,214	(1.6%)	$265,589	4.8%	$253,627

January Comparable Store Sales		1.3%		11.5%		1.2%

Fourth Quarter Comparable Store Sales		(7.1%)		1.3%		(9.7%)

Fiscal Year 2010 Comparable Store Sales		(1.2%)		(3.6%)		(4.3%)

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This press release may include information presented which contains forward-looking information, including statements regarding the strategic direction of the Company. Some of these statements, including those that contain the words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend,” and other similar expressions, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to further integrate and achieve synergies between the Perfumania and Model Reorg businesses, our ability to service our obligations, our ability to comply with the covenants in our senior credit facility, general economic conditions including a decrease in discretionary spending by consumers, competition and the ability to raise additional capital to finance our expansion. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010, in the section entitled “Risk Factors.”

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